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                                                                   Exhibit h(vi)


                        SUB-ACCOUNTING SERVICES AGREEMENT
                                       FOR
                           THE RETAIL SERVICE CLASS OF
                             CIGNA MONEY MARKET FUND
                         (A SERIES OF CIGNA FUNDS GROUP)


         Sub-Accounting Services Agreement made as of April 1, 1999 by and between CIGNA Funds Group (the "Trust") on behalf of its series CIGNA Money Market Fund (the "Fund"), and CIGNA Financial Services, Inc. ("CFS"), a Connecticut corporation engaged in business as a broker/dealer.

         WHEREAS, the Fund is a series of the Trust, a Massachusetts business trust engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of the Fund are or may be issued in various classes, including the retail service class.

         WHEREAS, beneficial owners of retail services class shares of the Fund will own their shares through omnibus accounts with the Fund;

         WHEREAS, on behalf of the Fund the Trust desires to appoint CFS to provide shareholder sub-accounting to holders of the retail services class shares of the Fund under the terms and conditions described herein;

         NOW, THEREFORE, the Trust, on behalf of the retail service class of the Fund, and CFS agree as follows:

         1. CFS shall provide or shall arrange to be provided shareholder sub-accounting services to the retail service class of the Fund. The sub-accounting services shall include the following:

         a. Maintaining books and records with respect to each beneficial owner of retail service class shares of the Fund having a beneficial interest through an omnibus account.

         b. Preparing and mailing summary monthly statements (or quarterly statements if no activity in retail service class shares of the Fund occurs during any month covered by the statement) to every beneficial owner; and

         c. Generating and mailing confirmations of each purchase or sale of retail service class shares of the Fund for each beneficial owner;


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         d.       Such other services normally and customarily provided by
                  shareholder sub- accounting service providers on behalf of mutual funds as may be agreed on by the Fund and CFS.

         2. As full compensation for services provided under this agreement, the Fund shall pay CFS a periodic fee computed at an annual rate of twelve and one half one-hundredths of one percent (.125%) of the average daily net assets of the retail service class of the Fund during each fiscal year.

         3. This Agreement shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Agreement (the "Independent Trustees").

         4. This Agreement shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Agreement in Paragraph 3.

         5. This Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the affected class of the Fund on not more than 30 days' written notice to CFS, or by notice upon 30 day's prior written notice by CFS to the Trust.

         6. The Trust shall preserve copies of this Agreement and any related agreements, for a period of not less than six years from the date of this Agreement, the first two years of which shall be in an easily accessible place.

         7. This Agreement may be amended at any time provided that no material amendment to the Agreement shall be made unless approved in the manner provided for approval in Paragraph 3 hereof.

         8. Copies of the Master Trust Agreement establishing the Trust are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this document is executed on behalf of the Trust by an officer of the Trust and not individually and that any obligations of or arising out of this document are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually, but are binding only upon the assets and property of the Trust.



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         IN WITNESS WHEREOF, the Trust, on behalf of the Fund, and CFS have executed this Sub-Accounting Services Agreement as of the day and year first above written.


                                     CIGNA FUNDS GROUP

                                         /s/ Alfred A. Bingham III
                                     By:________________________________________
                                        By:     Alfred A. Bingham III
                                        Its:    Vice President and Treasurer


                                     CIGNA FINANCIAL SERVICES, INC.

                                          /s/ Will Bashan
                                     By:________________________________________
                                        By:     Will Bashan
                                        Its:    President

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